Exhibit 99.1

DP Cap Acquisition Corp I Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing December 30, 2021

December 23, 2021

NEW YORK -- (PRNewswire) – DP Cap Acquisition Corp I (the “Company”) announced that, commencing December 30, 2021, holders of the units sold in the Company’s initial public offering (the “Units”) may elect to separately trade the Class A ordinary shares and warrants included in the Units. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market (“Nasdaq”) under the ticker symbols “DPCS” and “DPCSW,” respectively. Those Units not separated will continue to trade on Nasdaq under the ticker symbol “DPCSU.” No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Holders of Units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate such holders’ Units into Class A ordinary shares and warrants.

The Units were initially offered by the Company in an underwritten offering. Cowen & Company, LLC acted as sole bookrunner for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on November 8, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by telephone: (833) 297-2926 or by email: PostSaleManualRequests@broadridge.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and prospectus relating to the Company’s for the offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by applicable law.

Contact:

DP Cap Acquisition Corp I

Martin Zinny

617-874-5151

info@datapointcapital.com